As filed with the Securities and Exchange Commission on January 22, 2008

Registration File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

PIPELINE DATA INC

(Exact name of small business issuer in its charter)

Delaware	13-3953764
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1515 Hancock Street, Suite 301, Hancock Plaza

                Quincy, Massachusetts 02169

(617) 405-2600

(Address and telephone number of principal executive offices)

2001 Stock Option Plan of Pipeline Data Inc.

(Full title of the plan)

MacAllister Smith. 1515 Hancock Street, Suite 301, Hancock Plaza Quincy, Massachusetts 02169 (781) 843-3812 (Name, address and telephone number of agent for service)	Copy to: Sheila G. Corvino, Esq. Law Offices of Sheila G. Corvino 811 Dorset West Road Dorset, VT (802) 867-0112

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock, par value $0.001 per share	4,000,000(1)	$1.36(2)	$5,440,000	$214

(1)

The registrant previously registered 4,000,000 shares of common stock, par value $0.0001 per share, of the registrant (“Common Stock”) underlying stock options under the 2001 Non-Statutory Stock Incentive Plan, as amended. December 1, 2003 (the “2001 Plan”) of Pipeline Data Inc. pursuant to a Registration Statement on Form S-8 (File No. 333-123355) filed with the Securities and Exchange Commission on March 16, 2005. This registration statement is being filed with the Securities and Exchange Commission to register 4,000,000 additional shares of Common Stock, which may be issued under the 2001 Plan, of which all 4,000,000 shares may be issued upon the exercise of stock options that have been issued under the Plan.

(2)

Calculated in accordance with Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated based on the weighted-average exercise price of stock options that have been granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement, and all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the offering of these shares:

(i)	our Annual Report on Form 10-KSB for the year ended December 31, 2006;

(ii)	our Quarterly Report on Form 10-QSB for the quarter September 30, 3007;

(iii)	our Current Reports on Form 8-K filed with the Securities and Exchange Commission;

(iv)       our Definitive Proxy Statement on Schedule 14C filed with the Securities and Exchange Commission on May 2, 2007, as amended; and

(v)        the description of our common stock included in the Company’s Registration Statement on Form 8-A filed with the Commission, registering the Shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporate Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation authorizes us to indemnify all persons permitted to be indemnified under Section 145 of the Delaware General Corporate Law, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Pipeline Data Inc. (incorporated herein by reference to Pipeline Data Inc.’s Registration Statement on Form SB-2, file number 333-79831).
4.2	By-Laws of Pipeline Data Inc. (incorporated herein by reference to Pipeline Data Inc.’s Registration Statement on Form SB-2, file number 333-79831).
4.3	2001 Stock Option Plan of Pipeline Data Inc., as amended and restated.
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any additional or changed material information on the plan of distribution in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining its liability to any purchaser in the initial distribution of the securities, the registrant undertakes that in its primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)        Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(2)         free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Quincy, Commonwealth of Massachusetts, on January 22, 2008.

PIPELINE DATA INC.

By:	/s/ MacAllister Smith

MacAllister Smith

Chief Executive Officer,

Director

By:	/s/ Donald Gruneisen

Donald Gruneisen

Chief Financial Officer

(Principal Financial Officer and

Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Name” constitutes and appoints MacAllister Smith his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

/s/ JACK RUBINSTEIN*		Director
JACK RUBINSTEIN	January 22, 2008

/s/ KEVIN WELLER*		Director
KEVIN WELLER	January 22, 2008

/s/ MACALLISTER SMITH*		Director
MACALLISTER SMITH	January 22, 2008

/s/ JOHN M REEDER*		Director
JOHN M REEDER	January 22, 2008

/s/ HAROLD DENTON*		Director
HAROLD DENTON	January 22, 2008

/s/ MICHAEL GREENBURG*		Director
MICHAEL GREENBURG	January 22, 2008

/s/ MacAllister Smith * Attorney-in-fact